EXHIBIT 99.15

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

FINANCIAL STATEMENTS

DECEMBER 31, 2012

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Home Properties, LP 401(k)
Administrative Committee and Participants
of the Home Properties Retirement Savings Plan

We have audited the accompanying statements of net assets available for benefits of the Home Properties Retirement Savings Plan (the Plan) as of December 31, 2012 and 2011, and the related statement of changes in net assets available for benefits for the year ended December 31, 2012. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2012 and 2011, and the changes in net assets available for benefits for the year ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Respectfully Submitted,

/s/ Insero & Company CPAs, P.C.

Insero & Company CPAs, P.C.
Certified Public Accountants

Rochester, New York
June 19, 2013

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2012 AND 2011

ASSETS	2012	2011

Investments at Fair Value
Money Market Fund	$61,279	$35,985
Common Stock	4,192,562	3,927,338
Mutual Funds	23,786,988	21,026,878
Common/Collective Trust	5,989,660	5,420,242

Total Investments at Fair Value	34,030,489	30,410,443

Receivables
Employer Contributions Receivable	32,221	30,164
Participants’ Contributions Receivable	79,366	73,557
Notes Receivable from Participants	963,197	793,304

Total Receivables	1,074,784	897,025

Total Assets	35,105,273	31,307,468

LIABILITIES

Excess Contributions Payable	49,650	68,624

Net Assets Available for Benefits at Fair Value	35,055,623	31,238,844

Adjustment from Fair Value to Contract Value for Interest in a
Common/Collective Trust Relating to Fully Benefit-
Responsive Investment Contracts	(103,711)	(115,306)

Net Assets Available for Benefits	$34,951,912	$31,123,538

See Notes to Financial Statements.

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RETIREMENT SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2012

Additions to Net Assets Attributed to:
Investment Income
Interest and Dividend Income	$1,019,381
Interest Income on Notes Receivable from Participants	39,257
Net Appreciation in Fair Values of Investments	2,425,683

Total Investment Income	3,484,321

Contributions
Employer	980,466
Participants	2,466,544
Rollover	201,098

Total Contributions	3,648,108

Total Additions	7,132,429

Deductions from Net Assets Attributed to:
Benefits Paid to Participants	3,267,910
Administrative Expenses	36,145

Total Deductions	3,304,055

Net Increase	3,828,374

Net Assets Available for Benefits - Beginning	31,123,538

Net Assets Available for Benefits - Ending	$34,951,912

See Notes to Financial Statements.

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

Note 1	Description of Plan

The following description of the Home Properties Retirement Savings Plan (the “Plan”) is provided for general information purposes only.  Participants should refer to the Plan document, as amended, for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering all employees of Home Properties, Inc. (the “Company”) who have attained age 21.  The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

During the year ended December 31, 2012, Reliance Trust Company acted as the Trustee and The Burke Group, LLC acted as the recordkeeper of the Plan.  Fidelity Investments (“Fidelity”) served as the custodian.

Contributions

Each year, participants may contribute up to 50 percent of eligible pre-tax annual compensation subject to statutory limitations, as defined in the Plan.  Certain “non-worked” pay types and bonuses are excluded from the Plan definition of compensation.  Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans.  In addition, the Plan may receive distributions from the Company’s Nonqualified Voluntary Deferred Compensation Plan, which is described below.  Participants direct the investment of their contributions into various investment options offered by the Plan.  The Company contributes 75% of salary-reduction contributions up to a maximum of 3% of the participant’s eligible compensation.  Additional profit sharing amounts may be contributed at the option of the Company’s Board of Directors.  Contributions are subject to certain limitations.

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NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

Note 1	Description of Plan – Continued

Contributions – continued

In November 2011, the Company initiated a Nonqualified Voluntary Deferred Compensation Plan (the “Deferred Compensation Plan”) which permits certain employees to defer up to 50% of their annual base salary.  Under the provisions of the Deferred Compensation Plan, participants may elect to make a deferral election that is coordinated with their election under the Plan.  Such deferral election shall indicate that the participant authorizes a distribution from the Deferred Compensation Plan into the Plan.  Such transfer, if made, shall comply with the prohibition on contingent benefits set forth in Section 1.401(k)-i(e)(6) of the Code.  In addition, the participant must make an election with respect to the Plan to elect to defer the maximum amount permitted to be deferred without violation of the Actual Deferral Percentage (“ADP”) discrimination test.  This election must be made prior to the beginning of the Deferred Compensation Plan year to which it relates.  The first deferrals permitted under the Deferred Compensation Plan relate to base salary paid in 2012 and subject to the year-end ADP testing; therefore there were no contributions from the Deferred Compensation Plan into the Plan during 2012.

Participant Accounts

A separate account is maintained for each of the participants.  Each participant’s account is credited with: (1) the participant’s contributions, (2) an allocation of the Company’s matching contributions, and (3) an allocation of the Plan’s net earnings or losses.  Subtractions are made from the participant’s account for a pro rata share of administrative expenses, if applicable.  Allocations are based on participant earnings or account balances, as defined in the Plan document.  The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Vesting

Participants are immediately vested in their contributions plus actual earnings thereon.  The Plan provides for vesting in the employer contribution account of 25% after one year, 50% after two years, 75% after three years, and 100% after four years of service.

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RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

Note 1	Description of Plan - Continued

Notes Receivable from Participants

Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance.  Loan terms range from one to five years, or longer for the purchase of a primary residence.  The loans are collateralized by the balance in the participant’s account and bear interest at the prime rate plus one percent (1%) in effect on the first day of the month in which the loan is made.  Principal and interest is paid ratably through weekly or semi-monthly payroll deductions.

Payment of Benefits

The Plan provides for normal retirement benefits upon reaching age 65 and has provisions for early retirement, disability, death, hardship and termination benefits for those participants who are eligible to receive such benefits.

Upon termination of service, a participant may elect to receive a lump sum amount equal to the value of their account.

Forfeitures

In accordance with the Plan, forfeitures of non-vested employer contributions are used to reduce future employer contributions, then to pay Plan expenses.  At December 31, 2012 and 2011, forfeited non-vested accounts totaled $2,304 and $68,445, respectively.  In 2012, employer contributions were reduced by $147,370 from forfeited non-vested accounts.

Administrative Expenses

Administrative expenses may be paid by the Company or the Plan.  Costs incurred for certain recordkeeping, independent investment advisors, legal counsel, and accounting are paid by the Company.  Certain administrative functions are performed by officers or employees of the Company.  No such officer or employee receives compensation from the Plan.

Excess Contributions Payable

The Plan failed the ADP discrimination test for 2012 and 2011.  The Company elected to have highly compensated employees withdraw the excess contributions out of the Plan.  These excess contributions totaled $49,650 and $68,624 for 2012 and 2011, respectively, and are included as a liability in the statements of net assets available for benefits and are netted against participant contributions in the statement of changes in net assets available for benefits.

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NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

Note 2	Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting.

Investment Contracts

Investment contracts held by a defined contribution plan are required to be reported at fair value.  However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.  The Plan invests in investment contracts through a common/collective trust.  The statements of net assets available for benefits present the fair value of the investment in the common/collective trust as well as the adjustment of the investment in the common/collective trust from fair value to contract value relating to the investment contracts.  The statement of changes in net assets available for benefits is prepared on a contract value basis.

Use of Estimates

The preparation of the Plan’s financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosures of contingent assets and liabilities.  Actual results could differ from those estimates.

Notes Receivable from Participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest.  Delinquent notes receivable from participants are reclassified as distributions based upon the terms of the plan document.

Risks and Uncertainties

The Plan invests in investment securities which are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with these securities, it is at least reasonably possible that changes in their values will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

Payment of Benefits

Benefits are recorded when paid.

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NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

Note 3	Investment Valuation and Income Recognition

The Plan’s investments are reported at fair value.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Plan follows the fair value measurement authoritative guidance required by GAAP for financial and nonfinancial assets and liabilities.  This guidance defines fair value and provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under the guidance are described as follows:

Level 1 inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2 inputs to the valuation methodology include:

• Quoted prices for similar assets or liabilities in active markets;
• Quoted prices for identical or similar assets or liabilities in inactive markets;
• Inputs other than quoted prices that are observable for the asset or liability; and,
• Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets measured at fair value:

Money Market Fund: Valued at the Net Asset Value (“NAV”) of shares held by the Plan at year end.

Common Stock: Valued at the closing price reported on the active market on which the individual securities are traded.

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NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

Note 3	Investment Valuation and Income Recognition - Continued

Mutual Funds:  Valued using the NAV provided by the administrator of the fund.  The NAV is based on the value of the underlying assets owned by the fund, minus its liabilities, and then divided by the number of shares outstanding.  The NAV is a quoted price in an active market.

Common/Collective Trust:  Valued at NAV based on the underlying assets of the trust.  The fair value of the underlying assets is obtained from information provided by the investment advisor using the audited financial statements of the common/collective trust at the respective year end.  There are no redemption restrictions on this investment.

There have been no changes in the methodologies at December 31, 2012 and 2011.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the Plan’s investments at fair value as of December 31:

	Investments at Fair Value as of December 31, 2012
	Level 1	Level 2	Total
Money Market Fund (a)	$-	$61,279	$61,279
Common Stock	4,192,562	-	4,192,562
Mutual Funds
Fixed Income	2,352,318	-	2,352,318
International Equity	1,360,096	-	1,360,096
U.S. Large - Cap	5,302,038	-	5,302,038
U.S. Mid - Cap	1,412,585	-	1,412,585
U.S. Small - Cap	3,373,490	-	3,373,490
Balanced	9,986,461	-	9,986,461
Total Mutual Funds	23,786,988	-	23,786,988
Common/Collective Trust (b)	-	5,989,660	5,989,660
Total	$27,979,550	$6,050,939	$34,030,489

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

Note 3	Investment Valuation and Income Recognition - Continued

	Investments at Fair Value as of
	December 31, 2011
	Level 1	Level 2	Total
Money Market Fund (a)	$-	$35,985	$35,985
Common Stock	3,927,338	-	3,927,338
Mutual Funds
Fixed Income	2,159,379	-	2,159,379
International Equity	1,150,493	-	1,150,493
U.S. Large - Cap	4,845,049	-	4,845,049
U.S. Mid - Cap	1,106,083	-	1,106,083
U.S. Small - Cap	2,972,227	-	2,972,227
Balanced	8,793,647	-	8,793,647
Total Mutual Funds	21,026,878	-	21,026,878
Common/Collective Trust (b)	-	5,420,242	5,420,242
Total	$24,954,216	$5,456,227	$30,410,443

(a)
This fund seeks high current income consistent with the preservation of capital and liquidity.  This account primarily invests in U.S. dollar denominated money market securities of domestic and foreign issuers and repurchase agreements of which 25% of total assets are invested in the financial service industries.

(b)
The fund seeks stability of principal and high current income.  The fund invests primarily in stable value products, including guaranteed investment contracts (“GICs”) and synthetic GICs issued by major insurance companies and money market instruments.

Purchases and sales of securities are recorded on a trade-date basis.  Dividends are recorded on the ex-dividend date.  Interest is recorded on the accrual basis.  Net appreciation includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

Note 4	Investments

The fair values of individual investments that represent more than five percent of the Plan’s net assets are summarized below:

	December 31,
	2012	2011
Federated Capital Preservation Fund	$5,989,660	$5,420,242
Vanguard Lifestrategy Moderate Growth Fund	5,019,570	4,324,169
Home Properties, Inc. Common Stock	4,192,562	3,927,338
Vanguard Index Trust S&P 500 Portfolio	3,726,962	3,565,327
Vanguard Lifestrategy Growth Portfolio	2,463,638	2,125,758
Vanguard Lifestrategy Conservative Growth Fund	2,066,187	1,957,125
Vanguard Total Bond Market Index Fund	1,996,934	1,723,914
Vanguard Small Capital Index Fund	1,930,120	1,870,691

HOME PROPERTIES
RETIREMENT SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

Note 4	Investments - Continued

During 2012, the Plan’s investments, including investments bought and sold, as well as held during the year, appreciated in value as follows:

Home Properties, Inc. Common Stock	$259,788
Mutual Funds	2,165,895

$2,425,683

Note 5	Party-In-Interest Transactions

The Plan holds shares of common stock of Home Properties, Inc., the Plan sponsor; therefore, transactions involving this investment qualify as party-in-interest transactions.  The Plan also holds shares of a money market fund that is managed by Fidelity.  Fidelity is the custodian of the Plan and, therefore, transactions involving this investment qualify as party-in-interest transactions.  Reliance Trust Company is Trustee for the Plan.  Cash held by Reliance Trust for pending transactions, when applicable, qualify as party-in-interest transactions.  Notes receivable from participants are also party-in-interest transactions.

The Plan held 68,383 shares in the Company stock at December 31, 2012 with a fair value of $4,192,562.  At December 31, 2011, the Plan held 68,218 shares in the Company stock with a fair value of $3,927,338.  During 2012, the participants in the Plan purchased shares in the amount of $397,161, sold shares in the amount of $391,725, and had net appreciation in the amount of $259,788.

Note 6	Plan Termination

Although the Company has not expressed any intent to do so, the Company has the right under the Plan to discontinue contributions at any time and to terminate the Plan subject to the provisions of ERISA.  In the event of Plan termination, participants will become 100% vested in their accounts and all of the Plan assets would be distributed to participants.

Note 7	Tax Status

The IRS has determined and informed the Company by a letter dated November 18, 2011 that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (the "Code"). The Plan Administrator believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code.

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NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

Note 7	Tax Status - Continued

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by taxing authorities.  The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2012, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.  The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.  The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2009.

Note 8	Reconciliation of Financial Statements to Form 5500

The following is a reconciliation from the financial statements to the Form 5500 at December 31:

	2012	2011
Net Assets Available for Benefits Per Financial
Statements	$34,951,912	$31,123,538

Adjustment from Contract Value to Fair Value for
Interest in a Common/Collective Trust Relating to Fully
Benefit-Responsive Investment Contracts	103,711	115,306

Net Assets Available for Benefits Per the Form 5500	$35,055,623	$31,238,844

Net Increase in Net Assets Available for Benefits
Per Financial Statements	$3,828,374

Change in Adjustment from Contract Value to Fair Value
for Interest in a Common/Collective Trust Relating to
Fully Benefit-Responsive Investment Contracts	(11,595)

Net Income Per the Form 5500	$3,816,779

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NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012 AND 2011

Note 9	Subsequent Events

On December 26, 2012, the Company entered into an agreement with Diversified Retirement Corporation to act as the Trustee, custodian and recordkeeper of the Plan effective January 1, 2013 replacing Reliance Trust Company as the Trustee, Fidelity as the custodian and the Burke Group, LLC as the recordkeeper of the Plan.

Effective January 1, 2013, no participant, alternate payee or beneficiary may transfer amounts to the Home Properties, Inc. Common Stock to the extent that such transfer would result in the aggregate holdings of such participant, alternate payee or beneficiary under the Plan in the Home Properties, Inc. Common Stock to exceed ten percent (10%) of the total value of his or her accounts (determined at the time of the transfer).  In addition, no participant may direct that an amount in excess of ten percent (10%) of his or her ongoing contributions be allocated to the Home Properties, Inc. Common Stock.

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SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2012

		Current
		Value
Money Market Fund
*Fidelity Cash Reserve Fund		$61,279

Common Stock
*Home Properties, Inc.		4,192,562

Mutual Funds
Vanguard Lifestrategy Moderate Growth Fund		5,019,570
Vanguard Index Trust S&P 500 Portfolio		3,726,962
Vanguard Lifestrategy Growth Portfolio		2,463,638
Vanguard Lifestrategy Conservative Growth Fund		2,066,187
Vanguard Total Bond Market Index Fund		1,996,934
Vanguard Small Capital Index Fund		1,930,120
Dreyfus-Midcap Index Fund		1,412,585
Vanguard Total International Stock Index Fund		1,360,096
Dimensional Advisor US Large Capital Value Portfolio		835,954
Vanguard Index Trust Small Capital Growth		824,440
Vanguard Growth Index Fund		739,122
Dimensional Advisor US Small Capital Value Portfolio		618,930
Vanguard Lifestrategy Income Portfolio		437,066
DFA Inflation Protected Securities		355,384

Total Interest in Mutual Funds		23,786,988

Common/Collective Trust
Federated Capital Preservation Fund		5,989,660

*Participant Loans	(Interest rates range from 4.25% to 8.50% and maturity dates from January, 2013 to December, 2017)	963,197

Total		$34,993,686

*Denotes Party-in-Interest.